Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the SYSCO Corporation 2007 Stock Incentive Plan and SYSCO Corporation 1974 Employees’ Stock Purchase Plan of our reports dated August 27, 2007 with respect to the consolidated financial statements and schedule of SYSCO Corporation and its subsidiaries and the effectiveness of internal control over financial reporting of SYSCO Corporation,  included in its Annual Report (Form 10-K) for the year ended June 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
November 9, 2007